As filed with the Securities and Exchange Commission on November 15, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Household International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-1052062 (I.R.S. Employer Identification No.)
2700 Sanders Road
Prospect Heights, Illinois 60070
(847) 564-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Patrick D. Schwartz, Esq.
Vice President, Deputy General Counsel—Corporate and Assistant Secretary
Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070
(847) 564-6301
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
(Agents’ Counsel)
Scott N. Gierke, Esq.
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
(312) 984-7521

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to	Offering Price	Aggregate	Amount of
of Securities to be Registered	be Registered(1)	Per Unit(2)	Offering Price(2)	Registration Fee

Medium Term Notes and Warrants to Purchase Medium Term Notes	$10,000,000,000	100%	$10,000,000,000	$1,267,000

(1)	Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this registration statement also relates to an indeterminate amount of registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the registrant, including previously registered securities that have been already issued and sold by the registrant and its predecessors pursuant to other registration statements, all of the securities registered on which have been issued and sold.

(2)	Estimated solely for the purpose of computing the registration fee. Any offering of Medium Term Notes denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Medium Term Notes from the Registrant.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

      The prospectus contained herein relates to both of the following:

•	the initial offering of Medium Term Notes and Warrants to Purchase Medium Term Notes of Household International, Inc. on a continuous or delayed basis, at an aggregate initial public offering price of up to $10,000,000,000; and

•	market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially offered and sold, and in Medium Term Notes and Warrants to Purchase Medium Term Notes, if any, of Household International, Inc., the initial offering and sale of which have already occurred.

      When the prospectus contained herein is delivered to a purchaser in the initial offering described above, the purchaser will be informed of that fact on the confirmation of sale. When the prospectus is delivered to a purchaser who is not so informed, it is delivered in a market-making transaction.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED NOVEMBER 15, 2004

Household International, Inc.

$10,000,000,000

Medium Term Notes

Due Nine Months or More From the Date Issued

     We may sell at various times up to $10,000,000,000 of medium term notes. The following terms may apply to the medium term notes; however, we will provide specific terms of the notes which we may offer in pricing supplements to this prospectus. You should read this prospectus and any pricing supplement carefully before you invest.

•	Mature in 9 months or more from the date issued

•	Fixed or floating interest rates. Any floating interest rate formula would be based on:

•	Commercial paper rate

•	Prime rate

•	Federal funds effective rate

•	LIBOR

•	Treasury rate

•	CMT rate

•	Other indices described in a supplement to this prospectus

•	Amortizing principal or single principal repayments at maturity

•	Remarketing features

•	Certificate or book-entry form

•	Subject to redemption and repurchase at the option of Household International, Inc. or a holder

•	Not convertible or subject to a sinking fund

•	Interest paid on fixed rate notes on May 15 and November 15

•	Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

•	Minimum denominations of $1,000, increased in multiples of $1,000

     When all of the $10,000,000,000 of notes have been sold we will have received at least $9,925,000,000 from the sale, after paying the agents commissions that in the aggregate will not exceed $75,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.

     Household International, Inc. may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of Household International, Inc., may use this prospectus in market-making transactions in these or similar securities after their initial sale. UNLESS HOUSEHOLD INTERNATIONAL, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

HSBC

The date of this Prospectus is [       ●       ], 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“Commission” or “SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the medium term notes and/or warrants to purchase medium term notes described in this prospectus in one or more initial offerings up to a total dollar amount of $10,000,000,000. This prospectus may also be used in market-making transactions, as described under the heading “MANNER OF OFFERING.” This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a pricing supplement to this prospectus (the “Pricing Supplement”) that will contain specific information about the terms of that offering. The Pricing Supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any Pricing Supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” In this prospectus, “us”, “we”, the “Company” and “Household International” refer to Household International, Inc. and “HFC” refers to Household Finance Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain of the matters discussed under the caption “HOUSEHOLD INTERNATIONAL” and elsewhere in this prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Household International to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

HOUSEHOLD INTERNATIONAL

      Household International currently is principally a non-operating holding company for various subsidiaries which operate in the financial services industry. Household International traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). On March 28, 2003, Household International was acquired by HSBC Holdings plc pursuant to the terms of an agreement and plan of merger with H2 Acquisition Corporation (“H2”). Following the merger, H2 was renamed “Household International, Inc.” Household International is a subsidiary of HSBC Investments (North America) Inc., an indirect wholly owned subsidiary of HSBC Holdings plc. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings’ ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

      Household International’s subsidiaries primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands “HFC” and “Beneficial,” and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

      We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

      A subsidiary of Household International also makes loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance partner referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the United States.

      Subsidiaries of Household International primarily service the loans made by Household International and its subsidiaries, including loans made by the credit card operations.

      We offer credit life and credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

      Internationally, our United Kingdom subsidiaries offer secured and unsecured lines of credit and closed-end loans, retail finance products, insurance products and credit cards and operates in England, Scotland, Wales and Northern Ireland. Offices were opened in the Czech Republic and Hungary to facilitate the expansion plans of one of our U.K. merchant alliances. Our Canadian business offers consumer real estate secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle and low income families and accepts deposits through its trust operations.

      It currently is anticipated that at the end of December, 2004, Household International’s wholly owned subsidiary, Household Finance Corporation, will be merged into Household International. Assuming consummation of the merger, all obligations of HFC will become direct obligations of Household International, including all of HFC’s outstanding debt which was $91,254 million as of September 30, 2004.

MANNER OF OFFERING

      The medium term notes and warrants to purchase medium term notes, if any, will be offered by Household International in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be medium term notes or warrants to purchase medium term notes that we will not issue until after the date of this prospectus as well as our medium term notes or warrants to purchase medium term notes, if any, that have been previously issued.

      When we issue new medium term notes or warrants to purchase medium term notes, we may offer them for sale through dealers and agents, including our affiliates, or directly to purchasers. The applicable Pricing Supplement will include any required information about the firms we use and the discounts or commissions we may pay for their services.

      Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of Household International for offers and sales outside the United States.

      If you purchase medium term notes or warrants to purchase medium term notes in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc.,

*	MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

or another of our affiliates, resells a medium term note or warrant to purchase medium term notes that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

      Unless otherwise indicated in the Pricing Supplement, we will apply the net proceeds from the sale of medium term notes (the “Notes”) to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce the amount of our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for Household International and its subsidiaries for the periods indicated below was as follows:

				Year Ended December 31,
	Nine Months	March 29	January 1
	Ended	through	through	2002		2001	2000	1999
	September 30,	December 31,	March 28,
	2004	2003	2003
	(successor)	(successor)	(predecessor)	(predecessor)

Ratio of Earnings to Fixed Charges	1.87	2.21	1.47 (1)	1.57	(2)	1.66	1.63	1.75

(1)	The ratio for the period January 1 through March 28, 2003 has been negatively impacted by $167 million (after-tax) of HSBC acquisition related costs and other merger related items incurred by Household International. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 percent. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(2)	The 2002 ratio has been negatively impacted by the $333 million (after-tax) settlement charge and related expenses and the $240 million (after-tax) loss on the disposition of Thrift assets and deposits. Excluding these charges, our ratio of earnings to fixed charges would have been 1.80 percent. This non-GAAP financial ratio is provided for comparison of our operating trends only.

      For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (the approximate portion representing interest).

      In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of Household International, Inc. plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” periods beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our “successor” periods.

IMPORTANT CURRENCY INFORMATION

      Each Note will be denominated in U.S. dollars, a foreign currency or units of a foreign composite currency (the “Specified Currency”) as specified in the applicable Pricing Supplement. Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks currently do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

      Unless otherwise indicated, currency amounts in this prospectus or any Pricing Supplement are stated in United States dollars (“$”, “dollars”, “U.S. dollars” or “U.S. $”).

DESCRIPTION OF MEDIUM TERM NOTES

General

      The Notes will constitute senior unsecured debt securities of Household International and will be issued under the indenture (the “Indenture”) between Household International and JPMorgan Chase Bank (“JPMorgan Chase” or the “Trustee”), as Trustee, which incorporates therein the terms and conditions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the “Standard Provisions”). The Indenture and the Standard Provisions have been filed as exhibits to our Registration Statement which registers the Notes with the Commission. The following summaries do not purport to be complete and, where particular provisions of the Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note.

      The Indenture provides that debt securities may be issued thereunder from time to time in one or more series and does not limit the aggregate principal amount of such debt securities except as may be otherwise provided with respect to any particular series of debt securities. The Notes will constitute a part of a series of debt securities, unlimited as to aggregate principal amount.

      The Notes will be offered on a continuing basis and each Note will have a stated maturity that is at least nine months from the date of issue, as selected by the purchaser and agreed to by us and as specified in the applicable Pricing Supplement. The Notes will be issued in registered form only and, if issued in U.S. dollars, in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Notes denominated in a Specified Currency other than U.S. dollars will be issued in the authorized denominations set forth in the applicable Pricing Supplement. Interest rates offered by us with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction.

      “Business Day” means (i) with respect to any Note, any day that is not a Saturday or Sunday and that is not a legal holiday for banking institutions in The City of New York, (ii) with respect to LIBOR Notes (as defined herein) only, any such date on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a “London Business Day”), and (iii) if the Note is denominated in a Specified Currency other than U.S. dollars, including LIBOR Notes (a) a day on which banking institutions are not authorized or required by law or regulation to close in the principal financial center of the country issuing the Specified Currency and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency. For Notes denominated in a Specified Currency that is a unit of a foreign composite currency, “Business Day” shall have the meaning set forth in the applicable Pricing Supplement.

      “Original Issue Discount Note” means a Note to be offered and sold at a discount below its stated principal amount, which Note provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuation of an Event of Default, or on the date of redemption or repayment (if any).

      Each Note will be issued in fully registered form and unless otherwise specified in the applicable Pricing Supplement, will be represented by a global security (a “Global Note”) registered in the name of a nominee of The Depository Trust Company (“DTC”). Notes denominated in U.S. dollars will be initially represented by a Global Note registered in the name of the Depository. A single Global Note will represent all Notes issued on the same day and having the same terms, including, but not limited to, the same Interest Payment Dates, rate of interest, maturity, and redemption or repayment provisions (if any). A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to interests of participants) and its participants (with respect to interests of persons other than participants). Payments of principal, premium, if any, and interest on Notes represented by a Global Note will be made through the Trustee to the Depository. See “—Book-Entry Notes” below.

      Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal, premium, if any, and interest will be made in U.S. dollars. The principal, premium, if any, and interest on each Note denominated in any other Specified Currency is payable by us in U.S. dollars based on the equivalent of that Specified Currency converted into U.S. dollars. If the Specified Currency for a Note is other than U.S. dollars, we will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the “Exchange Rate Agent”) to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. Unless otherwise specified in the applicable Pricing Supplement, JP Morgan Chase will act as the Exchange Rate Agent. Notwithstanding the foregoing, the Holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and Note so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to JPMorgan Chase not later than fifteen calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to JPMorgan Chase received not later than fifteen calendar days prior to the applicable payment date.

      In the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the Holder has elected otherwise, payment in respect of such Note shall be made in U.S. dollars calculated from the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation of U.S. dollars received by such Exchange Rate Agent at approximately 11:00 A.M. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by us (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. Unless otherwise set forth in the Pricing Supplement for the Note, all currency exchange costs will be borne by the Holders of such Notes by deduction from such payments. If no such bid quotations are available, payment will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, in which case payment will be made as described under “Currency Risks—Payment Currency”.

      Unless otherwise specified in the applicable Pricing Supplement, payment of principal (premium, if any) and interest in U.S. dollars on certificated Notes will be made at the office or agency of the Company in the Borough of Manhattan, City and State of New York; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the person entitled thereto at the address appearing in the Note Register or, if such person designates an account not later than ten days prior to the date of such payment, by wire transfer to such account. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate payment instructions to the Trustee, and all such payments will be made in immediately available funds to an account maintained by the Holder with a bank located outside the United States.

      Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under “—Events of Default” below, the amount of principal due and payable with respect to such Note shall be limited to the sum of the principal amount of such Note multiplied by the issue price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of repayment.

Redemption at the Option of Household International

      Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the stated maturity only if a date (the “Redemption Date”) is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at our option on any date on and after the Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. “Redemption Price”, with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

Repayment at the Option of the Holder

      The Notes will be repayable by us at the option of the Holders thereof prior to the stated maturity only if one or more optional repayment dates (the “Repayment Date”) are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled “Option to Elect Repayment” duly completed, by the Trustee at its Corporate Trust Office (or such other address of which we will notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

      Only the Depository may exercise the repayment option in respect of Global Notes representing Book-Entry Notes. Accordingly, beneficial owners of Global Notes that desire to have all or any portion of the Book-Entry Notes represented by such Global Notes repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Note and election form are received by the Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before such participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the participant through which it owns its interest to transfer such beneficial owner’s interest in the Global Note or Notes representing the related Book-Entry Notes, on the Depository’s records, to the Trustee. See “—Book-Entry Notes.”

      If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

      We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Extendible Notes

      If so indicated in the Pricing Supplement relating to a Note, we will have the option to extend the original maturity specified in the Note for one or more periods of one to five whole years (each an “Extension Period”) up to but not beyond a final maturity date set forth in such Pricing Supplement (the “Final Maturity”). As used in this section, the “Stated Maturity” shall mean the original maturity specified in the Note or any later designated maturity as set forth in an Extension Notice (as defined below).

      We may exercise such option with respect to a Note by notifying the Trustee not more than 60 nor less than 30 days prior to the Stated Maturity of such Note. Not later than 20 days prior to the Stated Maturity of such Note, the Trustee will mail to the Holder of such Note a notice (the “Extension Notice”) setting forth (i) our election to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the following paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

      Notwithstanding the foregoing, not later than 20 days prior to the Stated Maturity of a Note, we may, at our option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

      If we extend the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by us on the Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the Stated Maturity once we have extended the Stated Maturity thereof, the Holder thereof must provide notice to us not less than ten days prior to the Stated Maturity.

Indexed Notes

      The principal amount payable at the stated maturity of, or the interest on a Note, or both, may be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (an “Indexed Note”). Indexed Notes will be so specified in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at the stated maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at the stated maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States Federal income tax considerations, if any, may be described in the applicable Pricing Supplement.

      An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at stated maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of Household International’s creditworthiness and the value of the applicable currency, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the stated maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. The credit ratings assigned to our Medium Term Note program are a reflection of Household International’s credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

Amortizing Notes

      We may from time to time offer Notes that provide for principal payments over the life of the Note (“Amortizing Notes”). Information concerning terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

Interest Rates

      Each Note will bear interest from the date of issue at the rate per annum, or pursuant to the interest rate formula, specified therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at stated maturity (or on the Redemption Date or Repayment Date if applicable). Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at stated maturity or on a Redemption Date or Repayment Date will be payable to the person to whom principal shall be payable. Principal and any premium and interest payable at stated maturity or on a Redemption Date or Repayment Date will be paid upon the surrender of the Note at the office or agency of Household International in the Borough of Manhattan, City and State of New York. If the stated maturity, Redemption Date or Repayment Date of a Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such stated maturity, Redemption Date or Repayment Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, a “Record Date” shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

      Interest rates, or interest rate formulas, are subject to change by us from time to time, but, except in the event we establish a higher interest rate, Spread or Spread Multiplier in conjunction with the exercise of an option to extend the maturity of a Note, no such change will affect any Note already issued or as to which an offer to purchase has been accepted by us.

      Unless otherwise specified in the applicable Pricing Supplement, the interest rate will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date (as hereinafter defined), the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

      Each Note will be a Note that bears interest at a fixed rate (a “Fixed Rate Note”), a Note that bears interest at a floating rate (a “Floating Rate Note”), an Amortizing Note or an Indexed Note. A Floating Rate Note will be determined by reference to an interest rate basis, which may be a fixed rate of interest (the “Base Rate”), or two or more Base Rates, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). A Floating Rate Note or Indexed Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement will designate one of the following as applicable to each Note: (a) a fixed rate or rates per annum, in which case such Note will be a Fixed Rate Note, (b) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the CMT Rate, in which case such Note will be a CMT Rate Note, (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (g) the Prime Rate, in which case such Note will be a Prime Rate Note, or (h) such other Base Rate or formula as is set forth in such Pricing Supplement. In addition, the Pricing Supplement may specify that two or more Base Rates (determined in the same manner as the Base Rates are determined for the types of Notes described above) will be applicable to the Note or that interest on Indexed Notes will be determined by reference to one or more currencies, currency units, commodity prices, financial or non-financial indices or other indices. The rate of interest on a Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an “Interest Reset Period”), on such dates (each an “Interest Reset Date”) as specified in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Base Rate, which will reset the Tuesday of each week); (iii) monthly, the third Wednesday of each month, (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

      The interest rate applicable to such Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). The “Interest Determination Date” with respect to the Federal

Funds Rate and the Prime Rate will be the Business Day immediately preceding the applicable Interest Reset Date; the “Interest Determination Date” with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the “Interest Determination Date” with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the “Interest Determination Date” will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills (as hereinafter defined) are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The “Interest Determination Date” pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Base Rates will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Base Rate is determinable. Each Base Rate will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

      The applicable Pricing Supplement will specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, the terms of the extension option, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates, stated maturity, Final Maturity and Redemption Date or Repayment Date. Unless otherwise provided in the applicable Pricing Supplement, JPMorgan Chase shall be the calculation agent (the “Calculation Agent”) with respect to the Notes. All determinations made by the Calculation Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval) and in absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Calculation Agent shall have no liability therefor.

      Unless otherwise specified in the applicable Pricing Supplement, the “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or the stated maturity or Redemption Date, as the case may be. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

      All percentages resulting from any calculation on Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent or, in the case of Notes denominated other than in dollars, the nearest unit (with one-half cent or unit being rounded upward).

      The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or two or more Base Rates, in either case, (i) plus or minus the Spread, if any, and/ or (ii) multiplied by the Spread Multiplier, if any. The “Spread” is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the “Spread Multiplier” is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. “Index Maturity” means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate is based, as specified in the applicable Pricing Supplement and in the Floating Rate Note.

      Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an “Interest Payment Date”) and, in each case, at stated maturity (or on the Redemption Date or Repayment Date, if applicable). If an Interest Payment Date specified in the applicable Pricing Supplement with respect to any Note would otherwise fall on a day that is not a Business Day, (i) with respect to a Fixed Rate Note, interest with respect to such Note will be paid on the next succeeding Business Day with the same force and effect as if paid on the due date, and no additional interest will be payable as a result of such delayed payment, and (ii) with respect to a Floating Rate Note, such Interest Payment Date will be postponed to the next succeeding Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note.

      Unless otherwise indicated in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from, and including, the date of issue, or from, and including, the last date to which interest has been paid, to, but excluding, the Interest Payment Date, the stated maturity, the Redemption Date or the Repayment Date, as applicable. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. The interest factor for Notes whose interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only one of the applicable Base Rates applied.

      In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Fixed Rate Notes

      Each Fixed Rate Note will bear interest from its date of issue at the annual interest rate specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on May 15 and November 15 of each year to the persons in whose names the Fixed Rate Notes are registered at the close of business on the April 30 and October 31 (each a “Record Date”) next preceding such Interest Payment Date. Interest payable at stated maturity (or on the Redemption Date or Repayment Date if applicable) will be payable to the persons to whom principal is payable. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Commercial Paper Rate Notes

      Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and, if any, the Spread and/or Spread Multiplier) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, “Commercial Paper Rate” means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Commercial Paper Rate (a “Commercial Paper Interest Determination Date”), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable

Pricing Supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” (“H.15(519)”), or any successor publication, under the heading “Commercial Paper—Nonfinancial”. In the event that such rate is not published by 3:00 P.M., New York City time on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial”. If by 3:00 P.M., New York City time on such Calculation Date the rate for a Commercial Paper Interest Determination Date is not yet published in either H.15(519) or H.15 Daily Update (or such other recognized electronic source), the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with us) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

      “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of The Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

      “Money Market Yield” shall be a yield (expressed as a percentage rounded to the nearest one hundredth of a percent, with five one-thousandths of a percent rounded upward) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360 - (D × M)	× 100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Notes

      Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and, if any, the Spread and/or Spread Multiplier) specified in such LIBOR Note and in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

      (i) With respect to any Interest Determination Date for a Note whose interest rate is determined with reference to LIBOR (a “LIBOR Interest Determination Date”), LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) if “LIBOR Reuters” is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used (“LIBOR Reuters”), or (b) if “LIBOR Telerate” is specified in the applicable Pricing Supplement, the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Interest

Determination Date (“LIBOR Telerate”). “Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if “LIBOR Telerate” is designated in the applicable Pricing Supplement, the display on Moneyline Telerate or any successor service, on the page specified in the applicable Pricing Supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified, and if the U.S. dollar is the index currency, as if Page 3750 had been specified. If (1) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable Pricing Supplement, or (2) no rate appears and the applicable Pricing Supplement specifies either (x) “LIBOR Telerate” or (y) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a single rate, then, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

      (ii) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date, at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with Household International), commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date, quoted by three major banks in the City of New York, selected by the Calculation Agent (after consultation with Household International), for loans in U.S. dollars to leading European banks having the specified Index Maturity, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

     Treasury Rate Notes

      Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and, if any, the Spread and/or Spread Multiplier) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

      Unless otherwise indicated in the Pricing Supplement, “Treasury Rate” means with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Treasury Rate (a “Treasury Interest Determination Date”), (i) the rate from the auction held on the applicable Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable Pricing Supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 or any other page as may replace page 56 on that service or page 57 or any other page as may replace page 57 on that service or, (ii) if the rate in clause (i) is not so published by 3:00 P.M., New York City time, on the related Calculation Date pertaining to such Treasury Interest Determination Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury

Bills/ Auction High”, or (iii) if the rate in clause (ii) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or (iv) in the event that the rate referred to in clause (iii) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or (v) if the rate referred to in clause (iv) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or (vi) if the rate referred to in clause (v) is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement, or (vii) if the dealers selected by the calculation agent are not quoting as mentioned in clause (vi), the rate in effect on the applicable Interest Determination Date.

      “Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D x N	x	100

360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMT Rate Notes

      Unless otherwise specified in the applicable Pricing Supplement, “CMT Rate” means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a “CMT Rate Interest Determination Date”), the rate displayed on the Designated CMT Moneyline Telerate Page under the caption “. . . Treasury Constant Maturities...Federal Reserve Board Release H.15. . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Moneyline Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Moneyline Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Moneyline Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a “Reference Dealer”) in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

      “Designated CMT Moneyline Telerate Page” means the display on Moneyline Telerate on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Moneyline Telerate Page shall be 7052 for the most recent week.

      “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

Federal Funds Rate Notes

      Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the Pricing Supplement, “Federal Funds Rate” means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Interest Determination Date”), the rate of interest for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Moneyline Telerate Page 120,” or if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date for Federal Funds published in H.15 Daily Update, or other electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds/ Effective Rate.” If such rate is not published in either the H.15(519) or H.15 Daily Update (or such other electronic source) on such Calculation Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with Household International) prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

Prime Rate Notes

      Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and, if any, the Spread and/or Spread Multiplier) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the Pricing Supplement, “Prime Rate” means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Prime Rate (a “Prime Rate Interest Determination Date”), the rate published in H.15(519), or any successor publication, for that day under the heading “Bank Prime Loan”. If on the Calculation Date pertaining to such Prime Rate Interest Determination Date such rate is not yet published in H.15(519), or any successor publication, the rate for that Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 as such bank’s prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four (4) such rates appear on the Reuters Screen USPRIME 1 for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in a year divided by 360 for that Prime Rate Interest Determination Date by three (3) major money center banks in New York City selected by the Calculation Agent (after consultation with Household International); provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described above, the Prime Rate in effect for the applicable period will be the Prime Rate in effect on such Prime Rate Interest Determination Date. “Reuters Screen USPRIME 1” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Covenant Against Creation of Pledges or Liens

      All Notes are unsecured debt obligations of Household International. We covenant that, with the exceptions listed below, we will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (“security interest”) of or upon any of our property, now owned or hereafter acquired, unless the Notes then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term “indebtedness for borrowed money” does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by us of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of our business.

      The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by us or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household International; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by us; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into us or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to us;

(d) security interests to secure any indebtedness of Household International to a subsidiary; (e) security interests in our property in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on December 1, 1993 (the date of execution of the Indenture); and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

      Notwithstanding the foregoing, we may, without equally and ratably securing the Notes, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, us existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of our Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by us of any property, which property has been or is to be sold or transferred by us to such person with the intention that such property be leased back to us, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on our consolidated balance sheet. The Holders of not less than a majority in principal amount of Notes at the time outstanding under the Indenture, on behalf of the Holders of all of the Notes issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

Satisfaction, Discharge, and Defeasance of the Indenture and Notes

      If there is deposited irrevocably with the Trustee as trust funds for the benefit of the Holders of Notes denominated in U.S. dollars an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest on such Notes on the dates such payments are due in accordance with the terms of such Notes through their maturity, and if we have paid or caused to be paid all other sums payable by us under the Indenture with respect to such series, then we will be deemed to have satisfied and discharged the entire indebtedness represented by the Notes and all of our obligations under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of the Notes would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Notes. (Standard Provisions—Section 6.03)

      For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Notes for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case Holders of such Notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Notes. Such Holders thereafter would be required to include in income a share of the income, gain or loss associated with the trust. The amount so required to be included in income could be a different amount and includable in income at different times than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indenture

      The Indenture provides that the Holders of not less than a majority in principal amount of each series of debt securities at the time outstanding under the Indenture, may enter into supplemental indentures for the purpose of amending, in any manner, provisions of such Indenture or of any supplemental indenture or modifying the rights of Holders of such series. However, no such supplemental indenture, without the consent of the Holder of each outstanding debt security, Note or debenture affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any debt security, Note or debenture issued thereunder, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the debt securities, Notes or debentures, the consent of the Holders of which is required for any such waiver of compliance or for the execution of any such supplemental indenture. (Standard Provisions—Section 11.02)

      The Indenture may be amended or supplemented without the consent of any Holder of Notes under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in such Indenture, any supplemental indenture, or in the Notes; (ii) to evidence the succession of another corporation to Household International and to provide for the assumption of all our obligations under the Indenture and the Notes issued thereunder; (iii) to provide for uncertificated Notes in addition to certificated Notes issued thereunder; (iv) to make any change that does not adversely affect the rights of Holders of Notes issued thereunder; (v) to provide for a new series of Notes to be issued thereunder; or (vi) to add to rights of Holders of Notes issued thereunder or add additional Events of Default. (Standard Provisions—Section 11.01)

Successor Entity

      We may not consolidate with or merge into, or transfer, sell or lease our properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all our obligations under the Indenture terminate. (Standard Provisions—Sections 10.01 and 10.02)

Events of Default

      The Indenture defines the following as Events of Default with respect to any series of debt securities issued thereunder: default for 30 days in the payment of any interest upon any Note, debt security or debenture issued under such Indenture; default in the payment of any principal of or premium on any such Note, debt security or debenture; default for 30 days in the deposit of any sinking fund or similar payment for such Notes or series of debt securities or debentures; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which JPMorgan Chase is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. We are required to file with the Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 7.01 and 3.05)

      If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes so affected, by notice as provided in the Indenture, may declare the principal amount of all the Notes so affected to be due and payable immediately. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of not less than a majority in principal amount of outstanding Notes so affected may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02)

      The Holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of all Holders of similar Notes, waive any past default under the Indenture and its consequences with respect to such Notes, except a default (a) in the payment of principal of (or premium, if any) or interest, on any Note, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note issued thereunder. (Standard Provisions—Section 7.13)

      The Indenture provides that the Trustee may withhold notice to Holders of Notes of any default, except in payment of the principal of (or premium, if any) or interest, on any Note issued under the Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of Holders of Notes to do so. (Standard Provisions—Section 8.02)

      Holders of Notes may not enforce the Indenture except as provided therein. (Standard Provisions—Section 7.07) The Indenture provides that the Holders of a majority in principal amount of the outstanding debt securities issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12) The Trustee will not be required to comply with any request or direction of Holders of Notes pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e))

Concerning the Trustee

      We maintain a banking relationship with JPMorgan Chase or affiliates thereof. The Trustee or affiliates thereof may also have other financial relations with us and other corporations affiliated with us.

Book-Entry Notes

      Unless otherwise indicated in the Pricing Supplement, the Notes will be issued in the form of one or more fully registered Global Notes, which will be deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC. If so specified in a Pricing Supplement, a Global Note may be registered in the name of a depository other than DTC (DTC and such other depositories are referred to herein as the “Depository”). Except as set forth below, a Global Note may not be transferred except as a whole by the Depository to another nominee of the Depository or to a successor of the Depository or a nominee of such successor. Transfers of a Global Note will be effected only through records maintained by the Depository and its participants. Beneficial interests in Global Notes will be exchanged for Notes in definitive form only under limited circumstances described herein.

      DTC has advised Household International and HSBC Securities (USA) Inc. (the “Agents”) that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the Agents), banks (including JPMorgan Chase), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Commission.

      Upon the issuance of a Global Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agents through which a Note was sold, or by us if such Note was sold directly by us. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of participants), or by participants or persons that may hold interests through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

      So long as the Depository for a Global Note, or its nominee, is the registered owner thereof, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or Holders thereof under the Indenture.

      Principal and interest payments on Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the registered owner of such Global Note. Neither we, the Trustee nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We expect that the Depository, upon receipt of any payment of principal or interest in respect of a Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depository. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants and not of the Depository, the Agents, Household International or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will issue Notes in certificated form in exchange for each Global Note. In addition, we may at any time determine not to have Notes represented by Global Notes, and, in such event, will issue Notes in certificated form in exchange for all Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 (or such other denominations as shall be specified by us) or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

FOREIGN CURRENCY NOTES

Exchange Rates and Exchange Controls

      If appropriate, Pricing Supplements relating to Indexed Notes or Notes denominated in a Specified Currency other than U.S. dollars will contain information concerning historical exchange rates for such Specified Currency against the U.S. dollar, a description of the currency, any exchange controls as of the date of the applicable Pricing Supplement affecting such currency and any risk factors relating thereto. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Payment Currency

      Except as set forth in the applicable Pricing Supplement, if payment on a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such Note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available market exchange rate or as otherwise determined in good faith by us if the foregoing is impracticable. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

      All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval). In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on Holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

Foreign Currency Judgments

      The Notes will be governed by and construed in accordance with the laws of the State of Illinois. Courts in the United States customarily have not awarded judgments for money damages denominated in any currency other than U.S. dollars. If a Note is denominated in a Specified Currency other than U.S. dollars, it is believed that any judgment under Illinois law will be rendered in U.S. dollars, the amount of which would be determined by converting the foreign currency for the underlying obligation into U.S. dollars at a rate of exchange prevailing on the date the cause of action arose or the date of the entry of the judgment or decree.

DESCRIPTION OF NOTE WARRANTS

General

      We may issue, together with Notes or separately, warrants to purchase Notes (“Note Warrants”). If the Note Warrants are issued together with any Notes, they may be attached to or separate from such Notes. The Note Warrants are to be issued under one or more separate Warrant Agreements (each a “Note Warrant Agreement”) between Household International and a banking institution organized under the laws of the United States or one of the States thereof (each a “Warrant Agent”).

      The following statements with respect to the Note Warrants are summaries of the Note Warrant Agreement, a form of which is filed as an exhibit to the Registration Statement. Such summaries of certain provisions of the Note Warrant Agreement and the Note Warrants do not purport to be complete and such summaries are subject to the detailed provisions of the Note Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Note Warrants. Wherever particular provisions of the Note Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

      The Note Warrants will be evidenced by Note Warrant Certificates (the “Note Warrant Certificates”) and, except as otherwise specified in a supplement to this prospectus specifying the terms of an issue of Note Warrants (the “Note Warrant Supplement”), may be traded separately from any Notes with which they may be issued. Note Warrant Certificates may be exchanged for new Note Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Note Warrant does not have any of the rights of a Holder of a Note in respect of, and is not entitled to any payments on, any Notes issuable (but not yet issued) upon exercise of the Note Warrants. The Note Warrants may be issued in one or more series, and reference is made to the Note Warrant Supplement accompanying this prospectus relating to the particular series of Note Warrants offered thereby for the terms of, and other information with respect to such Note Warrants, including:

• the title and the aggregate number of Note Warrants;

• the designation, aggregate principal amount, currency or currencies and terms of the Notes that may be purchased upon exercise of the Note Warrants;

• the price or prices at which such Note Warrants are exercisable;

• the currency or currencies in which such Note Warrants are exercisable;

• the places at which such Note Warrants are exercisable and the date on which the right to exercise the Note Warrants shall commence and the date on which such right shall expire (the “Note Warrant Expiration Date”) or, if the Note Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a “Note Warrant Exercise Date”, which term shall also mean, with respect to Note Warrants continuously exercisable for a period of time, every date during such period);

• the terms of any mandatory or optional call provisions;

• the price or prices, if any, at which the Note Warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

• the identity of the Warrant Agent;

• the exchanges, if any, on which such Note Warrants may be listed;

• whether such Note Warrants shall be issued in book-entry form;

• if applicable, the designation and terms of the Notes with which the Note Warrants are issued and the number of Note Warrants issued with each of such Notes;

• if applicable, the date on and after which the Note Warrants and the related Notes will be separately transferable;

• whether the Note Warrant Certificates will be in registered form or bearer form or both;

• any applicable United States Federal income tax considerations;

• when the Note Warrant Agreement, the Note Warrant Certificates and the Note Warrants may be amended;

• the price at which the Note Warrants will be issued; and

• any other terms of the Note Warrants.

Exercise of Note Warrants

      Note Warrants in registered form may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Note Warrant, and by communicating to the Warrant Agent the identity of the holder of the Note Warrant and the number of Note Warrants to be exercised. Upon receipt of payment and the Note Warrant Certificate properly completed and duly executed at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Notes, the form of which shall be set forth in the Note Warrant Supplement. If less than all of the Note Warrants evidenced by a Note Warrant Certificate are exercised, a new Note Warrant Certificate will be issued for the remaining amounts of Note Warrants. A more complete summary for the exercise of Note Warrants in registered form and for exercises of Note Warrants in bearer form is contained in the Note Warrant Supplement accompanying this prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to Household International, the following summary correctly describes the material U.S. federal income tax considerations as of the date hereof of the acquisition, ownership and disposition of the Notes to beneficial owners (“Holders”) purchasing Notes at their original issuance. The following discussion may not be applicable to a particular series of Notes, depending on the terms and conditions established for such Notes in the Pricing Supplement. Further, the discussion does not address any tax consequences applicable to any Note Warrants. Any special U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes and Note Warrants will be addressed in the applicable Pricing Supplement or Note Warrant Supplement. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, proposed and temporary Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Any such changes may apply retroactively.

      This summary discusses only the principal U.S. federal income tax consequences to those Holders holding Notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder’s particular circumstances or to Holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, real estate investment trusts, regulated investment companies, persons who hold Notes as part of a straddle, hedging, integrated, constructive sale or conversion transaction, insurance companies, dealers in securities or foreign currencies, and U.S. Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar).

      Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

      As used herein, the term “U.S. Holder” means a beneficial owner of a Note who or which is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, or

•	an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Code.

      The term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

Taxation of Interest

      The taxation of interest on a Note depends on whether the interest is “qualified stated interest” (as defined below). Interest that is qualified stated interest will generally be includible in a U.S. Holder’s income as ordinary interest income when actually or constructively received (if such Holder uses the cash method of accounting for federal income tax purposes) or when accrued (if such Holder uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is includible in a U.S. Holder’s income under the rules governing “original issue discount” described below, regardless of such U.S. Holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on a Note with a maturity of one year or less from its issue date, referred to as a “Short-Term Note,” is included in a U.S. Holder’s income under the rules described below under “—Short-Term Notes.”

Definition of Qualified Stated Interest

      Interest on a Note is “qualified stated interest” if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than debt instruments of Household International) at least annually at a single fixed rate (in the case of a Fixed Rate Note) or at a single “qualified floating rate” or “objective rate” (in the case of a Floating Rate Note that qualifies as a VRDI, as defined below). If a Floating Rate Note that qualifies as a VRDI provides for interest other than at a single qualified floating rate or single objective rate, special rules apply to determine the portion of such interest that constitutes qualified stated interest. See “Taxation of Original Issue Discount—Notes that are VRDIs” below.

Definition of Variable Rate Debt Instrument (VRDI)

      A Floating Rate Note will qualify as a variable rate debt instrument (“VRDI”) if all four of the following conditions are met. First, the “issue price” (as defined under “Taxation of Original Issue Discount”) of the Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of an Amortizing Note or other Note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments. A Note that does not provide for contingent principal will satisfy this requirement as long as it is not issued at a significant premium.

      Second, except as provided in the preceding paragraph, the Floating Rate Note must not provide for any principal payments that are contingent.

      Third, the Note must provide for stated interest (compounded or paid at least annually) at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

      Fourth, the Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the Note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. For example, a Note could not provide for an interest rate based on the LIBOR rate in effect two years prior to each Interest Payment Date.

Definition of a Qualified Floating Rate

      Subject to certain exceptions, a variable rate of interest on a Note is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. This definition includes a variable rate equal to (i) the product of an otherwise qualified floating rate and a Spread Multiplier that is greater than .65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a Spread. If the variable rate equals the product of an otherwise qualified floating rate and a single Spread Multiplier greater than 1.35 or less than or equal to .65, however, such rate will generally be an objective rate. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction.

Definition of an Objective Rate

      Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of Household International (or a related party) nor unique to the circumstances of Household International (or a related party). A rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the term. The Internal Revenue Service (“IRS”) may designate rates other than those specified above that will be treated as objective rates. As of the date hereof, no such other rates have been designated. An objective rate is a “qualified inverse floating rate” if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

      If interest on a Note is stated at a fixed rate for an initial period of less than one year, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Taxation of Original Issue Discount

      U.S. Holders of Notes issued with original issue discount (“OID”) will be subject to special tax accounting rules, as described in greater detail below. Additional rules applicable to Notes having OID that are denominated in or determined by reference to a Specified Currency other than the U.S. Dollar are described under “Foreign Currency Notes” below. OID is the excess, if any, of a Note’s “stated redemption price at maturity” over the Note’s “issue price.” A Note’s “stated redemption price at maturity” is the sum of all payments provided by the Note (whether designated as interest or as principal) other than payments of qualified stated interest. The “issue price” of a Note is the first price at which a substantial amount of the Notes in the issuance that includes the Note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If a Note is issued as part of an investment unit (e.g., together with a Note Warrant), the issue price of the investment unit is determined in the same manner and allocated between the Note and right (or rights) that comprise the unit based on their relative fair market values.

      U.S. Holders of Notes with OID (other than Short-Term Notes, as defined below) generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A U.S. Holder’s tax basis in a Note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

      The amount of OID with respect to a Note will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of an Amortizing Note or other Note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the Note). If the amount of OID is less than that amount, the OID that is not included in payments of stated interest is included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the Note.

Inclusion of OID in Income—Fixed Rate Notes

      In the case of a Fixed Rate Note issued with OID, the amount of OID includible in the income of a U.S. Holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the Note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest), produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

      Second, the term of the Note is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

      Third, the total amount of OID on the Note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Note, the amount of OID previously includible in the gross income of any U.S. Holder is determined without regard to “premium” and “acquisition premium”, as those terms are defined below under “Market Discount and Premium.”

      Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

      A U.S. Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such Holder held Notes. Under the constant yield method described above, U.S. Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Taxation of OID on Floating Rate Notes and Indexed Notes

      The taxation of OID (including interest that does not constitute qualified stated interest) on a Floating Rate Note or an Indexed Note will depend on whether the Note is a VRDI, as that term is described above under “—Taxation of Interest—Definition of a Variable Rate Debt Instrument (VRDI).”

Notes that are VRDIs

      In the case of a VRDI that provides for qualified stated interest (as defined above) the amount of qualified stated interest and OID, if any, includible in income during a taxable year is determined under the rules applicable to Fixed Rate Notes (described above) by assuming that the variable rate of interest is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, and (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

      If a Note that is a VRDI does not provide for qualified stated interest, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows:

      First, in the case of an instrument that provides for interest at a fixed rate, replace the fixed rate by a qualified floating rate (or qualified inverse floating rate, if applicable) such that the fair market value of the instrument as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

      Second, determine the fixed rate substitute for each variable rate provided by the Note. The fixed rate substitute for each qualified floating rate provided by the Note is the value of that qualified floating rate on the issue date. If the Note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Note.

      Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the Note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the Note.

      Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules described above for Fixed Rate Notes. These amounts are taken into account as if the U.S. Holder held the equivalent fixed rate debt instrument. See “Taxation of Interest” and “Taxation of Original Issue Discount—Fixed Rate Notes,” above.

      Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. In general, this increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument constructed under the third step provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise the increase or decrease is an adjustment to OID, if any, for the accrual period.

Notes that are not VRDIs

      Unless otherwise noted in the applicable Pricing Supplement, if any, Floating rate Notes or Indexed Notes that are not VRDIs (“Contingent Notes”) will be treated as “contingent payment debt instruments” and will be taxable under the rules applicable thereto (the “Contingent Debt Regulations”) for U.S. federal income tax purposes. As a result, the Contingent Notes will generally be subject to the OID provisions of the Code and the regulations thereunder, and a U.S. Holder will be required to accrue interest income on the Contingent Notes as set forth below.

      First, Household International is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which Household International would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the risk of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the applicable Federal Rate announced monthly by the IRS (the “AFR”). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. tax liability, the comparable yield for the Contingent Note is, without proper evidence to the contrary, presumed to be the AFR.

      Second, solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue (and which Household International will be required to report on an IRS Form 1099), Household International will be required to construct a “projected payment schedule” for the Contingent Notes, determined under the Contingent Debt Regulations (the “Schedule”), representing a series of payments the amount and timing of which would produce a yield to maturity on the Contingent Notes equal to the comparable yield. The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

      Third, under the usual rules applicable to Notes issued with OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the U.S. Holder held the Contingent Note.

      Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

      The Contingent Debt Regulations require Household International to provide each U.S. Holder of a Contingent Note with the Schedule. If Household International does not create the Schedule or the Schedule is unreasonable, a U.S. Holder must set its own projected payment schedule and explicitly disclose the fact that the U.S. Holder’s schedule is being used and the reason therefor. Unless otherwise prescribed by the IRS, the U.S. Holder must make such disclosure on a statement attached to the U.S. Holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

      In general, any gain realized by a U.S. Holder on the sale, exchange or other disposition of a Contingent Note is interest income. Any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder’s prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules also apply with respect to market discount and premium on Contingent Notes that may differ from the rules described below under “Market Discount and Premium.”

Other Rules

      Certain Notes having OID may be redeemed prior to maturity. Such Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such Notes with a redemption feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such feature since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the purchased Note.

Short-Term Notes

      In the case of a Note that matures one year or less from its date of issuance (a “Short-Term Note”), a cash method U.S. Holder of such a Note generally is not required to accrue OID for U.S. federal income tax purposes unless such Holder elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes as it accrues on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required, and does not elect, to include the OID in income currently, stated interest will generally be taxable at the time it is received and any gain realized on the sale, exchange or other disposition of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or other disposition (generally reduced by prior payments of interest, if any). In addition, such

Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred to purchase or carry Short-Term Notes in an amount not exceeding the accrued OID not previously included in income.

Extendible Notes

      If so indicated in the Pricing Supplement relating to a Note, Household International will have the option to extend the Stated Maturity of such Note. See “Description of Medium Term Notes—Extendible Notes” above. The treatment of a U.S. Holder of Notes with respect to which such an option has been exercised who does not elect to have Household International repay such Notes on the applicable original Stated Maturity is unclear and will depend, in part, on the terms established for such Notes by the Company pursuant to the exercise of such option (the “Revised Terms”). Such Holder may be treated for U.S. federal income tax purposes as having exchanged such Notes (the “Old Notes”) for new Notes with Revised Terms (the “New Notes”). If the U.S. Holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

      If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a U.S. Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a U.S. Holder will recognize gain or loss generally equal to the difference between the issue price of the Notes and such Holder’s tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss will be recognized by a U.S. Holder as a result thereof and gain, if any, will be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. In this regard, the meaning of the term “principal amount” is not clear. Such term could be interpreted to mean “issue price” with respect to securities that are received and “adjusted issue price” with respect to securities that are surrendered. Legislation to that effect has been introduced in the past. It is not possible to determine whether such legislation will be enacted in the future and, if enacted, whether it would apply to recapitalizations occurring prior to the date of enactment.

      The presence of such an option may also affect the calculation of OID, among other things. For purposes of such calculation, Household International will be deemed to exercise or not exercise an option in a manner that minimizes the yield on the Note. If the exercise of such option actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the occurrence or non-occurrence of the exercise for an amount equal to its adjusted issue price on that date.

      The foregoing discussion of Extendible Notes is provided for general information only. Additional tax considerations may arise from the ownership of such Notes in light of the particular features or combination of features of such Notes. U.S. Holders intending to purchase Notes with such features should examine the applicable Pricing Supplement and should consult their own tax advisors.

Indexed Notes

      The U.S. federal income tax treatment of Indexed Notes will depend on whether or not the Note qualifies as a VRDI (as defined above under “Taxation of Interest—Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate”). The treatment of an Indexed Note that qualifies as a VRDI is described above under “Taxation of Interest” and “Taxation of Original Issue Discount.” An Indexed Note that does not qualify as a VRDI will be treated as a Contingent Note (as defined above) assuming it is properly treated as indebtedness for federal income tax purposes, taxable in the manner described above under “Taxation of Original Issue Discount—Floating Rate Notes that are not VRDIs.” An Indexed Note denominated in U.S. dollars, and having payments of interest or principal determined with reference to a foreign currency, is generally subject to the special rules for Foreign Currency Notes described below under “Foreign Currency Notes”.

Amortizing Notes

      Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The interest component will generally be taxed as described in “Taxation of Interest” above. The principal component will generally constitute a tax-free return of capital that will reduce a U.S. Holder’s adjusted tax basis in the Note.

Market Discount

      If a U.S. Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is less than its “stated redemption price at maturity” (or, in the case of a Note with OID, less than its “adjusted issue price”), the amount of the difference will be treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (from the date of acquisition). Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment (or, in the case of a Note having OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, other disposition or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such Note is disposed of in certain otherwise nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such Holder had sold the Note at its then fair market value. Market discount generally accrues on a straight-line basis over the remaining term of a Note except that, at the election of the U.S. Holder, market discount may accrue on a constant yield basis. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note. A U.S. Holder may elect to include market discount in income currently, as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. An election to include market discount in income currently will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium and Acquisition Premium

      A U.S. Holder that purchases a Note having OID for an amount that is greater than its adjusted issue price but less than or equal to the sum of all remaining amounts payable on the Note other than payments of qualified stated interest will be considered to have purchased such Note at an “acquisition premium.” In such a case, the amount of OID otherwise includible in the U.S. Holder’s income during an accrual period is reduced by a fraction. The numerator of this fraction is the excess of the adjusted basis of the Note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the Note. The denominator of this fraction is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

      If a U.S. Holder purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the date of acquisition (other than payments of qualified stated interest), such Holder will be considered to have purchased such Note with “amortizable bond premium” equal in amount to such excess, and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize such premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “—Taxation of Original Issue Discount”), over the remaining term of the Note (where such Note is not redeemable prior to its maturity date). In the case of Notes that may be redeemed prior to maturity, the premium is calculated assuming that the issuer or holder will exercise or not exercise its redemption rights in a manner that maximizes the U.S. Holder’s yield. A U.S. Holder who elects to amortize bond premium must reduce such Holder’s tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by such Holder and may be revoked only with the consent of the IRS.

Election to Treat all Interest as OID

      A U.S. Holder may elect to include in gross income its entire return on a Note (i.e., in general, the excess of all payments to be received on the Note over the amount paid for the Note by such Holder) in accordance with a constant yield method based on the compounding of interest. Such an election for a Note with amortizable bond premium will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation. Similarly, such an election for a Note with market discount will result in a deemed election to accrue market discount in income currently for such Note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS.

      The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers should consult with their tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules.

Sale, Exchange or Other Disposition of the Notes

      Upon the sale, exchange or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition (not including any amount attributable to accrued but unpaid qualified stated interest) and such Holder’s adjusted tax basis in the Note. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the U.S. Holder will be treated as a payment of interest. See “Taxation of Interest” above. A U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any market discount, discount with respect to a Short-Term Note and OID, in each case to the extent previously included in income by such Holder with respect to such Note, and reduced by any amortized bond premium, acquisition premium and principal payments received by such Holder and, in the case of a Note having OID, by the amounts of any other payments received included in the stated redemption price at maturity, as described above.

      Generally, gain or loss realized on the sale, exchange or other disposition of a Note will be capital gain or loss (except as provided under “Taxation of Original Issue Discount— Floating Rate Notes that are not VRDIs”, “Short-Term Notes” and “Market Discount and Premium” above and “Foreign Currency Notes” below), and will be long-term capital gain or loss if at the time of sale, exchange or other disposition the Note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Foreign Currency Notes

      The following summary relates to Notes that are denominated in, or provide for payments determined by reference to, a currency or currency unit other than the U.S. dollar (“Foreign Currency Notes”).

      A U.S. Holder of a Foreign Currency Note who receives a payment of interest in a foreign currency that is not required to be included in income by such Holder prior to its receipt (e.g., stated interest, or in the case of a Note having OID qualified stated interest, received by a U.S. Holder using the cash method of accounting) will be required to include in income the U.S. dollar value of such foreign currency payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency.

      In the case of interest income on a Foreign Currency Note that is required to be included in income by a U.S. Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by a U.S. Holder using the accrual method of accounting, accrued OID, or accrued market discount includible in income as it accrues), a U.S. Holder will be required to include in income the U.S. dollar value of the interest income (including OID or market discount but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that accrued during the relevant accrual period. OID, market discount, acquisition premium, and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. Unless the U.S. Holder makes the election discussed below, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for each business day during the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for each business day during the partial period within the taxable year. Such U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the time the income accrued and the date of payment. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A U.S. Holder may elect to translate interest income (including OID and market discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. Such U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received, equal to the difference (if any) between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) and the U.S. dollar value of interest income translated at the relevant spot rate described in the preceding sentence. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

      The amount of accrued market discount (other than market discount currently includible in income) taken into account upon receipt of any partial principal payment or upon the sale, exchange, other disposition or other disposition of a Foreign Currency Note will be the U.S. dollar value of such accrued market discount determined on the date of receipt of such partial principal payment or on the date of such sale, exchange, other disposition or other disposition.

      Any gain or loss realized on the sale, exchange or other disposition of a Foreign Currency Note with amortizable bond premium by a U.S. Holder who has not elected to amortize such premium (under the rules described above) will be ordinary income or loss to the extent attributable to fluctuations in currency exchange rates determined as described in the second succeeding paragraph. Exchange gain or loss will be realized on any amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal as described in the second succeeding paragraph. Similar rules apply in the case of acquisition premium.

      A U.S. Holder’s tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or the U.S. dollar value of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. In the case of an adjustment resulting from an accrual of OID or market discount, such adjustment will be made at the rate at which such OID or market discount is translated into U.S. dollars under the rules described above. A U.S. Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. A U.S. Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar value of the Foreign Currency Note on the date of purchase.

      Gain or loss realized upon the sale, exchange or other disposition of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, will be ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency purchase price for such Note, determined on the date such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency purchase price for such Note, determined on the date such U.S. Holder acquired such Note. Any portion of the proceeds of such sale, exchange or other disposition attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. Such foreign currency gain or loss will be recognized only to the extent of the overall gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of the Foreign Currency Note. In general, the source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the “qualified business unit” of such Holder on whose books the Note is properly reflected. Any gain or loss realized by a U.S. Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in such Holder’s income or, in the case of a Short-Term Note, to the extent of any OID not previously included in such Holder’s income).

      A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or other disposition of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or other disposition. Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchases and sale of publicly traded debt instruments provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. U.S. Holders should consult their tax advisors concerning the applicability of the special rules summarized in this paragraph to Foreign Currency Notes.

      A Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency (e.g., a Foreign Currency Note providing for payments determined by reference to the exchange rate of one or more specified currencies relative to an indexed currency), or that is treated as a Contingent Note under the rules described above may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase Foreign Currency Notes with such features should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to the purchase, ownership and disposition of such Foreign Currency Notes.

Tax Consequences to Non-U.S. Holders

      Under present U.S. federal income tax law, and subject to the discussion of backup withholding below:

payments of principal, interest (including OID, if any) and premium on the Notes by Household International or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

•	such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Household International entitled to vote;

•	such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to Household International through stock ownership;

•	such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not contingent interest as described in Section 871(h)(4) of the Code (relating primarily to interest based on or determined by reference to income, profits, cash flow and other comparable attributes of Household International, or a party related to Household International); and

•	the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

      The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Note certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company, a “withholding foreign partnership” or a “withholding foreign trust”) in the chain of payment (the “Withholding Agent”) that such owner is a Non-U.S. Holder and provides such owner’s name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the Note certifies to the Withholding Agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on Internal Revenue Service Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an Internal Revenue Service Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on Internal Revenue Service Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new Internal Revenue Service Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding Notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of Notes held by a foreign partnership (or foreign trust), the partners (or grantors or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information. If a Note is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an Internal Revenue Service Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the Internal Revenue Service Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the Internal Revenue Service Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the Internal Revenue Service, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, Internal Revenue Service Form W-8IMY and Treasury Regulations.

      Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed Internal Revenue Service Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

      If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest (including OID or market discount) on the Note, or gain realized on the sale, exchange or other disposition of a Note, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. income tax on such interest (including any OID or market discount) or gain in the same manner as if it were a U.S. Holder. See “Tax Consequences to U.S. Holders” above. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID or market discount) on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

      Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of a Note unless:

•	the gain is effectively connected with the U.S. Holder’s conduct of a trade or business within the United States, or

•	in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

      U.S. Holders. When required, Household International will report to the Internal Revenue Service amounts paid on or with respect to the Notes and the amount of any tax withheld from such payments.

      A non-corporate U.S. holder may be subject to backup withholding on payments made on or with respect to the Notes and on payment of the proceeds from the disposition of a Note. In general, backup withholding will apply to a U.S. holder if:

•	the U.S. Holder fails to furnish his or her taxpayer identification number (“TIN”) (which, for an individual, would be his or her Social Security number) to the payor in the manner required,

•	the U.S. Holder furnishes an incorrect TIN and the payor is so notified by the Internal Revenue Service,

•	the payor is notified by the Internal Revenue Service that the Non-U.S. Holder has failed properly to report payments of interest and dividends, or

•	under certain circumstances, the U.S. Holder fails to certify, under penalties of perjury, that the U.S. Holder has furnished a correct TIN and has not been notified by the Internal Revenue Service that the U.S. Holder is subject to backup withholding for failure to report interest and dividend payments.

      Backup withholding does not apply with respect to payments made to certain exempt recipients such as corporations and tax-exempt organizations.

      Non-U.S. Holders. A Non-U.S. holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an Internal Revenue Service Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

      The payment of the proceeds from the disposition of the Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

•	a U.S. person;

•	a controlled foreign corporation;

•	a U.S. branch of a foreign bank or foreign insurance company;

•	a foreign partnership controlled by U.S. persons or engaged in U.S. trade or business; or

•	a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

      In the case of the payment of the proceeds from the disposition of the Notes to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that confirming the status of the Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption.

      Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

OFFERING OF MEDIUM TERM NOTES AND WARRANTS

Initial Offering and Sale

      We may sell the Notes and Note Warrants, if any, from time to time in their initial offering through HSBC Securities (USA) Inc. (the “Agents”), which has agreed to use its reasonable efforts to solicit purchases of the Notes and Note Warrants, and we may also sell the Notes and Note Warrants, if any, to the Agents as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by the Agents or, if so agreed, at a fixed public offering price. HSBC Securities (USA) Inc. is an affiliate of Household International, as described below. We may also sell the Notes and Note Warrants, if any, from time to time directly on our own behalf or through an affiliated entity. We may designate additional parties to be “Agents” for purposes of offering or soliciting sales of the Notes and Note Warrants on the same terms and conditions as the Agents have agreed to. The names of any other agents so appointed will be set forth in the applicable Pricing Supplement. We reserve the right to withdraw, cancel or modify the offer made hereby without notice and will have the sole right to accept offers to purchase Notes and Note Warrants. We or the Agents may reject any proposed purchase of Notes and Note Warrants in whole or in part. We will pay each of the Agents a commission, in the form of a discount not to exceed ..750%, depending upon maturity, of the principal amount of Notes sold through such Agents, and may also sell Notes to any Agents, as principal, at a discount to be agreed upon at the time of sale. The commission with respect to a Note with a stated maturity in excess of 30 years from the date of issue will be agreed to by us and the Agents through which such Note is sold at the time of such sale.

      The Agents may offer the Notes and Note Warrants, if any, they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agents from us. Unless otherwise indicated in the applicable Pricing Supplement, any

Note sold to the Agents as principal will be purchased by such Agents at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agents to investors and other purchasers from time to time as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price) and any dealer discount may be changed.

      Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price for the Notes will be required to be made in immediately available funds on the date of settlement.

      Offers to purchase Notes directly from us may be made by contacting the Money and Capital Markets Group of Household International at 2700 Sanders Road, Prospect Heights, Illinois 60070 (Phone: 847-564-6330).

      We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Agents may be required to make in respect thereof.

      Household International and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and may participate in offerings of the Notes and Note Warrants. Accordingly, offerings of the Notes and Note Warrants in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any Agents offering the Notes and Note Warrants in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/ dealer in connection with any distribution of the notes will not exceed of 8% of the principal amount of such note.

      The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

      The Agents and certain affiliates thereof engage in transactions with and perform services for us in the ordinary course of business.

Market-Making Resales by Affiliates

      This prospectus together with the applicable Pricing Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Notes and Note Warrants, if any, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Household International, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of Household International has an obligation to make a market in any of the Notes or Note Warrants and may discontinue any market-making activities at any time without notice, in its sole discretion.

      The initial aggregate offering price specified on the cover of this prospectus relates to notes we have not yet issued. This amount does not include the medium term notes or warrants to purchase medium term notes to be sold in market-making transactions. The latter include medium term notes and warrants to purchase medium term notes to be issued after the date of this prospectus, as well as medium term notes and warrants to purchase medium term notes, if any, previously issued.

      Household International does not expect to receive any proceeds from market-making transactions. Household International does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Household International.

      Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

      Unless Household International or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

      Household International may be considered a “party in interest” or a “disqualified person” with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are “marketable obligations” (as defined in Section 407(e) of ERISA) or are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). Any pension or other employee benefit plan proposing to acquire any Notes should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

      Household International, Inc. files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by Household International at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the

SEC later will automatically update and supersede this information. We incorporate by reference the Household International documents listed below and any future filings made by Household International with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004; and

•	Current Reports on Form 8-K dated March 1, May 17, August 2 and November 15, 2004.

      You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: Household International, Inc., Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: darcie.j.oakes@us.hsbc.com, Telephone: (847) 564-5000. These filings are also available on our website at www.household.com.

      You should rely only on the information incorporated by reference or provided in this prospectus or any Pricing Supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any Pricing Supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

      The legality of the Notes and Note Warrants will be passed upon for Household International by Patrick D. Schwartz, Vice President and Deputy General Counsel—Corporate for Household International, Inc. Sidley Austin Brown & Wood, Chicago, Illinois has acted as special tax counsel to Household International in connection with tax matters related to the issuance of the Notes. Certain legal matters will be passed upon for the Agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, equity securities of HSBC.

EXPERTS

      The consolidated financial statements of Household International, Inc. as of December 31, 2003 and 2002 and for the periods January 1 through March 28, 2003 and March 29 through December 31, 2003 and for each of the years in the two year period ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of Household International, Inc. by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter or agent. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this prospectus at any time does not imply that the information herein or therein is correct as of any time subsequent to their respective dates.

Prospectus

$10,000,000,000

Household

International,
Inc.

Medium Term Notes

PROSPECTUS

HSBC

[       ●       ], 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Estimated Expenses:
Printing & Engraving Fees	$100,000
Fees of Trustee	90,000
Accountants’ Fees and Expenses	150,000
Blue Sky Qualification Fees and Expenses	5,000
NASD Filing Fee	30,500
SEC Filing Fee	1,267,000	*
Rating Agency Fees	1,000,000
Legal Fees and Expenses	25,000
Miscellaneous	32,500

Total	$2,700,000

* Actual

Item 15.	Indemnification of Directors and Officers.

      The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Household International to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

      A bylaw of Household International states and makes mandatory the indemnification expressly authorized under the General Corporation Law of Delaware. The bylaw would protect directors, officers, employees and agents against any and all expenses and liability with respect to actions brought against them by or in the right of Household International if the required standard of conduct is met. The bylaw is applicable to directors, officers and employees of Household International and also to persons who are serving at the request of Household International as directors, officers, employees or agents or other corporations.

      Article VIII of the Restated Certificate of Incorporation of Household International provides for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware for all persons that it may indemnify thereto. Household International has purchased liability policies which indemnify Household International’s officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions as set forth in the policies.

      Pursuant to agreements which Household International may enter into with underwriters or agents (the form of which is included as an exhibit to this Registration Statement), officers and directors of Household International may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus which has been furnished to Household International by such underwriters or agents.

Item 16. Exhibits.

1	*	Form of Distribution Agreement.
4.1	*	Form of Standard Multiple-Series Indenture Provisions for Senior Debt Securities.
4.2	*	Form of Indenture for Senior Debt Securities between Household International and JPMorgan Chase Bank, as Trustee.
4.3	*	Forms of Warrant Agreement.
5	*	Opinion and Consent of Mr. Patrick D. Schwartz, Vice President, Deputy General Counsel— Corporate and Assistant Secretary of Household International, Inc.
8	*	Opinion and Consent of Sidley Austin Brown & Wood, re: tax matters.
12		Statement on the Computation of Ratio Earnings to Fixed Charges (Incorporated by reference from Exhibit 12 to Household International’s Annual Report on Form 10-K for the year ended December 31, 2003 and Exhibit 12 to Household International’s Quarterly Report on Form 10-Q for the period ended September 30, 2004).
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	*	Consent of Mr. Patrick D. Schwartz, Vice President, Deputy General Counsel— Corporate and Assistant Secretary of Household International, Inc., is contained in his opinion (Exhibit 5).
23.3	*	Consent of Sidley Austin Brown & Wood is contained in their opinion (Exhibit 8).
24		Power of Attorney (included on page II-4).
25	*	Statement of eligibility of JPMorgan Chase Bank.

*	To be filed by amendment.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 15th day of November, 2004.

HOUSEHOLD INTERNATIONAL, INC.

By	/s/ WILLIAM F. ALDINGER

William F. Aldinger
Chairman and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints P. D. Schwartz, L. S. Mattenson, M. J. Forde and K.P. Buschardt-Pisarczyk and each or any of them (with full power to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 15th day of November, 2004.

Signature	Title

/s/ W. F. ALDINGER (W. F. Aldinger)	Chairman, Chief Executive Officer and Director
/s/ S. C. PENNEY (S. C. Penney)	Senior Executive Vice President and Chief Financial Officer
/s/ K.A. NELSON (K. A. Nelson)	Senior Vice President — Chief Accounting Officer
/s/ W. R. P. DALTON (W. R. P. Dalton)	Director
/s/ R. J. DARNALL (R. J. Darnall)	Director
/s/ G. G. DILLON (G. G. Dillon)	Director
/s/ A. DISNEY (A. Disney)	Director
/s/ J. A. EDWARDSON (J. A. Edwardson)	Director

Signature	Title

/s/ J. D. FISHBURN (J. D. Fishburn)	Director
/s/ C. F. FREIDHEIM, JR. (C. F. Freidheim, Jr.)	Director
/s/ R. K. HERDMAN (R. K. Herdman)	Director
/s/ A. W. JEBSON (A. W. Jebson)	Director
/s/ L. E. LEVY (L. E. Levy)	Director
/s/ G. A. LORCH (G. A. Lorch)	Director
/s/ J. D. NICHOLS (J. D. Nichols)	Director
/s/ L. M. RENDA (L. M. Renda)	Director
/s/ S. J. STEWART (S. J. Stewart)	Director

      The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities “investment grade securities” pursuant to Transaction Requirement B-2 of Form S-3.

EXHIBIT INDEX

Exhibit
Number		Document Description

1*		Form of Distribution Agreement.
4.1	*	Form of Standard Multiple-Series Indenture Provisions for Senior Debt Securities.
4.2	*	Form of Indenture for Senior Debt Securities between Household International and JPMorgan Chase Bank, as Trustee.
4.3	*	Forms of Warrant Agreement.
5*		Opinion and Consent of Mr. Patrick D. Schwartz, Vice President, Deputy General Counsel— Corporate and Assistant Secretary of Household International, Inc.
8*		Opinion and Consent of Sidley Austin Brown & Wood, re: tax matters.
12		Statement on the Computation of Ratio Earnings to Fixed Charges (Incorporated by reference from Exhibit 12 to Household International’s Annual Report on Form 10-K for the year ended December 31, 2003 and Exhibit 12 to Household International’s Quarterly Report on Form 10-Q for the period ended September 30, 2004).
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	*	Consent of Mr. Patrick D. Schwartz, Vice President, Deputy General Counsel— Corporate and Assistant Secretary of Household International, Inc., is contained in his opinion (Exhibit 5).
23.3	*	Consent of Sidley Austin Brown & Wood is contained in their opinion (Exhibit 8).
24		Power of Attorney(included on page II-4).
25*		Statement of eligibility of JPMorgan Chase Bank.

*	To be filed by amendment.